Exhibit 99.1

Delcath
Systems, Inc.
Delcath Investor Presentation
(OTCQB: DCTH)
March 2018

Forward-looking Statements
This presentation contains forward-looking statements, within the meaning of the federal securities laws, related to future events and future financial performance which include statements about our expectations, beliefs, plans, objectives, intentions, goals, strategies, assumptions and other statements that are not historical facts. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions, which could cause actual results to differ materially from expected results, performance or achievements expressed or implied by statements made herein. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including, but not limited to, uncertainties relating to: our ability to repay and comply with the obligations under our senior secured convertible notes, the timing and results of future clinical trials including without limitation the OM, HCC, ICC, and mCRC trials in the Company’s Clinical Development Program, clinical adoption, use and resulting sales, if any, for the CHEMOSAT system in Europe, our ability to obtain reimbursement for the CHEMOSAT system in various markets, including without limitation Germany and the United Kingdom and the impact on sales, if any, of reimbursement in these markets including ZE reimbursement in the German market, our ability to successfully commercialize the Melphalan/HDS system and the potential of the Melphalan/HDS system as a treatment for patients with primary and metastatic disease in the liver, the Company’s ability to satisfy the remaining requirements of the FDA’s Complete Response Letter relating to the ocular melanoma indication and the timing of the same, approval of the Melphalan/HDS system by the U.S. FDA, the impact of presentations and abstracts at major medical meetings and congresses (SSO, ASCO, CIRSE, ESMO, EADO, RSNA) and future clinical results consistent with the data presented, approval of the current or future Melphalan/HDS system for delivery and filtration of melphalan or other chemotherapeutic agents for various indications in the U.S. and/or in foreign markets, actions by the FDA or other foreign regulatory agencies, our ability to successfully enter into strategic partnership and distribution arrangements in foreign markets and the timing and revenue, if any, of the same, uncertainties relating to the timing and results of research and development projects, and uncertainties regarding our ability to obtain financial and other resources for any clinical trials, research, development, and commercialization activities. These factors, and others, are discussed from time to time in our filings with the Securities and Exchange Commission including the section entitled ‘‘Risk Factors’’ in our most recent Annual Report on Form 10-K for year ended December 31, 2016, and our Reports on Form 10-Q for the quarters ended March 30, June 30, and September 30 2017, and all Form 8-K filings made in 2017.
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Delcath Systems

•	Interventional oncology company focused on treatment of primary/metastatic liver cancers
•	Proprietary percutaneous hepatic perfusion (PHP) system delivers high-dose chemotherapy (melphalan) directly to the liver with extra-corporeal filtration to limit systemic toxicity
•	Commercial stage in the EU under the CHEMOSAT® brand
•	Late-stage clinical development in the US (Melphalan/HDS)
•	Pursuit of orphan indications in metastatic ocular melanoma (mOM) and intrahepatic cholangiocarcinoma (ICC)
•	Our Mission is to Make a Clinically Meaningful Difference for Patients with Cancers of the Liver

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Clinical / Commercial Pipeline Program Phase 2 Phase 3 Registry Commercialization HCC ICC mOM Multi-Histology
Market Approval Closed Enrollment Complete FDA SPA 2017 ~40 US/EU Centers EU (Safety, Efficacy QoL) EU CE Mark
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Our Solution – Liver Focused Disease Control

•	CHEMOSAT® Melphalan/HDS product uniquely positioned to treat the entire liver as a standalone or a complementary therapy
•	System isolates the liver circulation, delivers a high concentration of chemotherapy (melphalan), and filters most chemotherapy out of the blood prior to returning it to the patient
•	Repeatable procedure typically takes ~2-3 hours

Liver Isolated Via Double Balloon Catheter In IVC
Melphalan Infused Directly Into Liver Via Catheter In Hepatic Artery
Blood Exiting The Liver Filtered By Proprietary Extra-corporeal Filters
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Cancers of the Liver—A Major Unmet Medical Need

•	Large global patient population of ~1.2 million* patients diagnosed annually with primary or metastatic liver cancer
•	Liver a common site of metastases and often the life-limiting organ for cancer patients
•	Prognosis is poor, overall survival (OS) generally <12 months
•	Currently available/emerging therapies limited

* SOURCE – 2008 GLOBOCAN
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Limitations of Current Liver Cancer Treatments

Systemic Regional Surgical Focal Emerging Chemotherapy Therapy Resection Interventions Therapy Temozolomide, Isolated Y-90, Chemo/ Checkpoint carboplatin/ Hepatic Radiofrequency Inhibitors, Paclitaxel Perfusion Ablation Immunotherapy

Systemic Toxicities Limited efficacy in liver Invasive Not
Repeatable Small % of PTS are candidates Limited Efficacy in Diffuse Disease
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Building Shareholder Value Through Clinical Development

Tumor Type	Program	Notes	Milestones
Ocular Melanoma (OM)	FOCUS Trial P3 Pivotal Study in Hepatic Dominant OM	• Fastest Path to U.S. Market Approval • Amended SPA Jan 2018	✓ Interim Safety Analysis end 2017 • Rollout of expanded protocol
Intrahepatic Cholangiocarcinoma (ICC)	Pivotal Trial in ICC	• FDA SPA 2017 • Strong Signal in Commercial Setting • Value Driver	• Enrollment to open in 1H 2018
Hepatocellular Carcinoma (HCC)	201 HCC Trial (US Only) 202 HCC/ICC Trial (EU Only)	ICC Cohort Fully Enrolled HCC Remains Closed to Enrollment	• ICC Data Release By Investigators

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Global Phase III Clinical Trial

FOCUS

Clinical Trial For Patients with Hepatic-Dominant Ocular Melanoma

Multinational, Multicenter Randomized Phase 3 Trial in Patients with Hepatic Dominant Ocular Melanoma
(N=240)

R 1:1

Melphalan/HDS
TX every 6-8 weeks ≤ 6 cycles

BAC
Dacarbazine,TACE, ipilimumab, or pembrolizumab determined by institution SOC

Primary Endpoint
(Overall Survival)

Secondary Endpoints
(Progression Free Survival, Objective Response Rate)

Safety, Pharmacokinetics, QoL
(Rigorous Analyses to Assess Risk/Benefit Profile)

- ~40 leading cancer centers in US & EU participating in Phase 3 OM Trial

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FOCUS Trial Status
Challenges
Lack of cross over in the trial design combined with commercial availability of CHEMOSAT in EU inhibiting enrollment
Inclusion/exclusion criteria focused on limited extra-hepatic metastases, narrowing available patient pool
Path Forward
Amended SPA with FDA (Jan 2018) expands inclusion/exclusion criteria
Expanded number of sites in both EU & US
Rollout expanded inclusion/exclusion protocol to participating centers
Updated enrollment projections 2H 2018
Awareness campaign
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ICC Development Path

•	Phase 2 ICC Cohort initiated to determine efficacy signal
•	Patient treatment and data collection continuing; interim data to be released upon maturity
•	Concurrently a multi-center retrospective data collection by EU investigators was conducted in 2015 and determined efficacy signal prior to completion of the ICC cohort
•	Promising outcomes and observations obtained by EU investigators;
•	Data were presented at Delcath-sponsored Medical Advisory Panel in 2016;
•	KOL agreement that “CHEMOSAT treatment does, indeed, demonstrate an efficacy signal in ICC and is worthy of full clinical investigation”
•	Summary of EU Investigator findings presented at Cholangiocarcinoma Foundation annual meeting in early 2017
•	Retrospective data currently embargoed pending submission for publication

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Global Pivotal Trial in ICC

A Randomized, Controlled Study to Compare the Efficacy, Safety and Pharmacokinetics of Melphalan/HDS Treatment Given Sequentially Following Cisplatin/Gemcitabine versus Cisplatin/Gemcitabine (Standard of Care) in Patients with Intrahepatic Cholangiocarcinoma

Screening Phase (N=295) GEM/CIS Induction Phase (4 cycles) R 1:1 Melphalan/HDS TX every 6-8 weeks ≤ 6 cycles GEM/CIS Re-Induction Primary Endpoint (Overall Survival) Secondary Endpoints (Progression Free Survival, Objective Response Rate, Safety)

•	Leveraging existing network of leading cancer centers participating in Phase 3 OM Trial
•	Sequential design requires minimal investment in 1H 2018

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Focused On Fastest Path To U.S. Market

Orphan Indications: Ocular Melanoma; Intrahepatic Cholangiocarcinoma (ICC)

EU & US Total Addressable Market			
Cancer Type	Annual Incidence[1]	Eligible PTS[2]	Annual Potential Market Opportunity (Millions)[3,4]
Ocular Melanoma	**~4,700**	**~2,000**	**~$80-$200**
Intrahepatic Cholangiocarcinoma (ICC)	**~14,000**	**~9,300**	**~$372-$930**
Colorectal (CRC)	411,000	40,000-55,000	~$1,600-$5,500
Total EU & U.S.	**429,700**	**51,300-66,300**	**~$2,052-$6,630**

Notes:
1) Globocan, American Cancer Society
2) LEK, Strategy&, Company Estimates
3) Assumes 2-4TX/patient
4) Assumes ~$20,000-$25,000 USD/TX

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Recent Data Provides Confidence
PD-L1 Expression In Tumor Metastasis Is Different Between Uveal Melanoma And Cutaneous Melanoma – A. Javed, D. Arguello, et al (Thomas Jefferson University, Caris Life Sciences) Immunotherapy, Nov 2017
PD-L1 expression on melanoma cells is significantly lower in metastatic uveal melanoma (MUM) as compared with metastatic cutaneous melanoma (MCM)
Low PD-L1 expression in MUM likely explains its lack of response to treatment with PD-1 immune check-point inhibitors
MUM also seems to demonstrate lesser PD-1 expressing tumor-infiltrating lymphocytes as compared with MCM
Tumor cells in melanoma liver metastasis (both MUM and MCM) tend to demonstrate low PD-1 expression. This observation should be further explored in prospective studies investigating immune check-point inhibitor therapy to assess the utility of such treatments in the setting of liver metastases
Studies of novel immunotherapeutic interventions in MUM should include a focus on developing modulators of the immune-suppressive environment of the liver
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Recent Data Provides Confidence
Percutaneous Hepatic Perfusion (PHP) for unresectable metastatic ocular melanoma to the liver: A Multi-institutional report of outcomes – Moffitt Cancer Center, University Hospital Southampton (Journal Surgical Oncology – Jan 2018)
51 PTS treated between 2008 and 2016; (largest data set outside of a clinical trial)
PTS received a total of 134 PHP TX (median TX = 2)
Hepatic response to PHP was evaluable in 46 patients
Results
25 (49%) showed partial (N=22, 43.1%) or complete (N=3, 5.9%) hepatic response
17 (33.0%) had stable disease ≥ 3 months
82.4% hepatic disease control rate
Median follow up (367 days), PFS = 8.1 months, HPFS = 9.1 months; OS was 15.3 months
Safety Analysis
37.5% had Grade 3 or 4 non-hematologic toxicity
N=9 (17.6%) of PTS showed cardiovascular toxicity
31.3% PTS showed Grade 3 or 4 neutropenia vs 85.7% in prior P3 trial
No TX related deaths
Conclusion—results clearly demonstrate that PHP Therapy appears to be an effective means of obtaining rapid intrahepatic disease control, and is a sensible option in patients with predominant liver disease
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Recent Data Provides Confidence
Hepatic Progression-free and Overall Survival After Regional Therapy to the Liver for Metastatic Melanoma, Moffitt Cancer Center (AJCO)
Analysis of 3 non-randomized approaches for treatment of 30 patients with liver metastases primarily resulting from ocular melanoma and skin melanoma.
10 PTS received PHP using melphalan
12 PTS received chemoembolization (CE)
6 PTS received radioembolization with yttrium-90 (Y90)
2 PTS crossed over once their cancer progressed (1 from PHP to Y90; 1 from CE to PHP)
Results:
PHP with Melphalan/HDS – Median OS 608 days, median HPFS 361 days, median PFS at 245 days
Y90—Median OS 295 days, median HPFS 54 days, median PFS 54 days
CE – Median OS 265 days, median HPFS 80 days, median PFS 52 days
Side effects following all treatments were similar, with most complications recorded as anorexia, abdominal pain, fatigue and nausea. Laboratory irregularities, such as thrombocytopenia and abnormal liver function tests, were seen immediately after treatment in some patients, but returned to baseline within a few days
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European Commercialization

•

Presence established in several major markets (~22 cancer centers) ~500 commercial procedures performed German national reimbursement established after <3 years of commercial activity Added to Medical Oncology National Treatment Guidelines for Ocular Melanoma liver metastases in the Netherlands European centers producing data to support reimbursement applications in additional markets Commercial sales growing steadily; expanded reimbursement coverage in major EU countries required to expand commercial adoption

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European Commercialization

•	~ 500 commercial procedures performed
•	EU physicians moving toward 2-3 initial TX as standard
•	UK patient received record 8th TX in March 2017
•	SPIRE Southampton (UK) and Hannover Medical School (Germany) have each performed >100 TX
•	Established network of treating centers participating in pivotal trials
•	Data from EU experience providing steady flow of supporting abstracts and publications

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Recent Financing and events

•	$5.0 million registered offering closed on Feb 9, 2018
•	250.0 million units of one share of common stock (or pre-funded warrant) and one warrant to purchase two shares of common stock
•	Filed a definitive proxy statement on Feb 26, 2018 seeking approval for:
•	increase in authorized shares of 500.0 million
•	reverse stock split of no at least 1:100 but no more than 1:500

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Cash & Capital Resources
Cash & Cash Equivalents
$2.5 million at September 30, 2017
Debt
None
Shares Outstanding
435.0 million (480.0 million fully diluted1) at Mar 1, 2018
2016 Convertible Note
Extinguished December 2017
1) Fully diluted includes approximately 38.0 million pre-funded warrants issued as part of our Feb 6, 2018 financing and 7.0 million warrants
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2017 Highlights

•	FY 2017 (9 mos) revenue increased ~53% to $2.0 million over FY2016 total revenue
•	National reimbursement coverage in Germany under ZE system
•	Inclusion of CHEMOSAT in Medical Oncology National Treatment Guidelines for liver metastases in the Netherlands
•	2017 SPA agreement with FDA for pivotal trial of PHP with Melphalan/HDS in patients with ICC
•

Am. Journal of Clinical Oncology publication of results from single-center retrospective review showed investigational PHP with Melphalan/HDS a doubling of OS and significantly longer PFS and HPFS compared with other targeted therapies

•	Oral presentation of multi-center data at Regional Therapies meeting show strong tumor response, overall survival potential in PHP
•	Two EU Hospitals each achieve 100th TX/8th patient TX milestones
•	SPA Amendment approved expanding inclusion/exclusion criteria for extra hepatic metastases in the FOCUS trial
•	Announced Exit from 2016 Convertible Note

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2018 Milestones

•	Dose first patient in Phase 3 ICC clinical trial
•	Data publication from ICC retrospective analysis
•	Data presentation from Phase 2 ICC Cohort
•	Phase 3 OM Trial Update
•	Presentations at major meetings (ECIO, SSO, CIRSE)

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Concentrating the power of chemotherapy TM
© 2018 DELCATH SYSTEMS, INC. ALL RIGHTS RESERVED
Delcath and CHEMOSAT are registered trademarks of Delcath Systems, Inc.